Exhibit 99.2

The McGraw-Hill Companies Announces $500 Million

Accelerated Share Repurchase Transaction

Will Use Portion of Proceeds from Recently Completed Sale of

 McGraw-Hill Education

NEW YORK, March 25, 2013—The McGraw-Hill Companies (NYSE:  MHP) today announced it will resume its share repurchase program with a $500 million accelerated share repurchase transaction.

The Company is using a portion of the approximately $1.9 billion in after tax proceeds from the sale of McGraw-Hill Education to fund the accelerated share repurchase transaction.  Adjusted for the estimated full impact of the accelerated share repurchase transaction, approximately 8 million shares will remain under the existing share repurchase authorization from the Board of Directors.

“This transaction demonstrates our ongoing ability to create value for shareholders,” said Harold McGraw III, Chairman, President and CEO of The McGraw-Hill Companies.

Forward-looking Statements:

Statements in this news release that are not historical facts are forward-looking statements. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or implied in any forward looking statement. In particular, share repurchases are subject to market conditions. More detailed information about factors that may affect our performance may be found in our filings with the Securities and Exchange Commission, including our most recent Annual Report on Form 10-K, which can be obtained at its website at http://www.sec.gov. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

About The McGraw-Hill Companies:

The McGraw-Hill Companies, to be renamed McGraw Hill Financial (subject to shareholder approval), is a powerhouse in credit ratings, benchmarks and analytics for the global capital and commodity markets. Leading brands include: Standard & Poor's Ratings Services, S&P Capital IQ, S&P Dow Jones Indices, Platts, CRISIL, J.D. Power and Associates, McGraw-Hill Construction and Aviation Week. The Company has approximately 17,000 employees in 27 countries. Additional information is available at www.mcgraw-hill.com.

Investor Relations:  http://www.mcgraw-hill.com/investor_relations

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Contacts for The McGraw-Hill Companies:

Investor Relations:

Chip Merritt

Vice President, Investor Relations

(212) 512-4321 (office)

chip_merritt@mcgraw-hill.com

News Media:

Jason Feuchtwanger

Director, Corporate Media Relations

(212) 512-3151 (office)

jason_feuchtwanger@mcgraw-hill.com